EX-99.1.b
DEAN WITTER REYNOLDS INC.
InterCapital Division
One World Trade Center, New York, NY 10048
(212)938-4500
July 21, 1988
Mrs. Gertrude Michaels
Office of the Secretary of State
One Ashburton Place
Trusts, Room 1711
Boston, Massachusetts 02108

Re:	Allstate Municipal Income Opportunities Trust (the “Trust”)
Dear Mrs. Michaels:
     Please be advised that on June 23, 1988 David Elwood resigned as Trustee of the Trust. In addition, on July 21, 1988, Charles A. Fiumefreddo and Sheldon Curtis resigned as Trustees of the Trust, the number of Trustees was fixed at nine, and Jack F. Bennett, John R. Haire, Robert M. Gardiner, Dr. John E. Jeuck, Paul Kolton, Albert T. Sommers, John J. Scanlon and Edward R. Telling were elected as Trustees. Accordingly, the current Trustees of the Trust and their addresses, are as follows:

John R. Haire	Robert M. Gardiner	Edward R. Telling
439 East 51st St:	Two World Trade Center	Sears, Roebuch and Co.
New York, NY 10022	New York, NY 10048	Sears Towers, 68th Floor
Chicago, IL 60684

Andrew J. Melton, Jr.	Paul Kolton	Jack F. Bennett
Five World Trade Center	401 Merritt 7	1251 Avenue of the Americas
New York, NY 10048	P.O. Box 5116	New York, New York 10020
Norwalk, CT 06856

Albert T. Sommers	John H. Scanlon	John E. Jeuck
16 Bonnie Heights Road	2345 Redding Road	5807 Dorchester Avenue
Manhasset, NY 11030	Fairfield, CT 06436	Chicago, IL 60637
     Please acknowledge receipt of this letter and enclosure on the enclosed copy of this letter and return it in the enclosed “postage-stamped envelope”.
Very truly yours,
/s/Marilyn K. Cranney
Marilyn K. Cranney
Vice President and
Assistant General Counsel
MKC/ajs/6306D/2
Enclosures

cc:	Sheldon Curtis Lou Anne McInnis